                              SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a) of
                        the Securities Exchange Act of 1934

 Filed by the Registrant /X/
 Filed by a Party other than the Registrant / /
 Check the appropriate box:
 / / Preliminary Proxy Statement
 / / Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
 /X/ Definitive Proxy Statement
 / / Definitive Additional Materials
 / / Soliciting Material Pursuant to / /240.14a-11(c) or / /240.14a-12


                           STONE CONTAINER CORPORATION
                 (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 /X/ No fee required.
 / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

 / / Fee paid previously with preliminary materials.
 / / Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            STONE CONTAINER CORPORATION
                             150 North Michigan Avenue
                               Chicago, IL 60601-7568


                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON MONDAY, MAY 17, 1999


To the Holders of Series E Cumulative
Convertible Exchangeable Preferred Stock of
Stone Container Corporation:

     You are cordially invited to attend the Annual Meeting of Stockholders of Stone Container Corporation (the "Company") to be held on Monday, May 17, 1999 at the Company's Headquarters Office, 150 North Michigan Avenue, Chicago, Illinois, at 10:00 a.m. (C.S.T.) for the following purposes:

   1. To elect three ordinary directors to serve until the next succeeding Annual Meeting of Stockholders or until their respective successors are elected and qualified;

   2. To elect two additional directors to be elected solely by the holders of the Company's Series E Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock"), voting as a separate class, to serve until the next succeeding Annual Meeting of Stockholders or until their respective successors are elected and qualified, or, if earlier, the date on which the full dividends accumulated on all outstanding shares of the Preferred Stock have been declared and paid or set apart for payment; and

   3. To transact such other business as may properly come before the Annual Meeting and/or any adjournment or postponement thereof.

     Even though you may now plan to attend the Annual Meeting in person, please complete, date, sign and promptly return the enclosed Proxy in the envelope enclosed for that purpose, which requires no postage if mailed in the United States. If you attend the Annual Meeting and desire to withdraw your Proxy and vote in person, you may do so.

     Only stockholders of record at the close of business on March 29, 1999 will be entitled to vote at the Annual Meeting and/or any adjournment or postponement thereof.

                                        By order of the Board of Directors.




                                        CRAIG A. HUNT,
                                        SECRETARY

Chicago, Illinois
 April 14, 1999

                            STONE CONTAINER CORPORATION
                               150 N. Michigan Avenue
                            Chicago, Illinois 60601-7568
                                       _____

                             P R O X Y  S T A T E M E N T

                      FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

BACKGROUND

Pursuant to an Agreement and Plan of Merger dated as of May 10, 1998, as amended (the "Merger Agreement"), by and among JSC Acquisition Corporation, a Delaware corporation ("JSC Acquisition"), Jefferson Smurfit Corporation, a Delaware corporation now known as Smurfit-Stone Container Corporation ("SSCC"), and Stone Container Corporation, a Delaware corporation (the "Company"), JSC Acquisition was merged (the "Merger") with and into the Company on November 18, 1998. As a result of the Merger and pursuant to the terms of the Merger Agreement, among other things:

     (a) each issued and outstanding share of common stock of the Company was converted into the right to receive .99 shares of common stock, $.01 par value, of SSCC (the "SSCC Common Stock");

     (b) each of the 100 issued and outstanding shares of common stock of JSC Acquisition was converted into 1,100,000 shares of common stock, $.01 par value, of the Company (the "Common Stock"), the result of which was that SSCC became the owner of 100% of the Common Stock;

     (c) each issued and outstanding share of Series E Cumulative Convertible Exchangeable Preferred Stock, $.01 par value, of the Company (the "Preferred Stock") remained outstanding and became convertible pursuant to its terms into the number of shares of SSCC Common Stock that its holder would have received in the Merger had such holder converted each share of Preferred Stock immediately prior to the effective time of the Merger; and

     (d) the Restated Certificate of Incorporation of the Company (the Certificate") was amended to provide that, except as otherwise required by law, the holders of Preferred Stock would be entitled, in addition to their then existing voting rights, to one vote per share upon all matters upon which holders of Common Stock have the right to vote.

The Certificate provides that in the event that the Company shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of Preferred Stock for any six quarterly dividend payment periods, the number of directors of the Company shall be increased by two and the holders of the Preferred Stock, voting as a class, shall be entitled to elect such two additional directors (the "Preferred Directors") until the full dividends accumulated on all outstanding shares of the Preferred Stock have been declared and paid or set apart for payment. More than six quarterly dividends remain unpaid, and the Company is presently unable to declare or pay dividends on the Preferred Stock as a result of covenants in certain of its credit agreements; accordingly, the holders of the Preferred Stock, voting as a class, are entitled to elect the Preferred Directors.

Prior to the Merger, the Board of Directors of the Company consisted of 12 members (the "Pre-Merger Board"), including William F. Aldinger, Dionisio Garza, Richard A. Giesen, James J. Glasser, Jack M. Greenberg, John D. Nichols, Jerry K. Pearlman, Richard J. Raskin, Phillip B. Rooney, Ira N. Stone, James H. Stone, and Roger W. Stone.

Pursuant to the Merger Agreement, the directors of JSC Acquisition, which were Richard W. Graham and Patrick J. Moore, became the directors of the Company at the time of the Merger. Immediately following the Merger, Mr. Graham resigned, and Mr. Moore, as the sole remaining director, established the size of the Board of Directors at three and named Ray M. Curran and Roger W. Stone to fill their existing vacancies. On March 8, 1999 the Board was expanded to five members, and David Gale and Mark A. Weissman were appointed to fill the newly created vacancies to represent the holders of the Preferred Stock. Subsequently, Leslie
T. Lederer was appointed to fill the vacancy created by Mr. Stone's resignation effective as of March 31, 1999.


VOTING AND PROXY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company, for use at the 1999 Annual Meeting of Stockholders to be held on Monday, May 17, 1999 at 10:00 a.m. (C.S.T.) at 150 North Michigan Avenue, Chicago, Illinois (the "Annual Meeting"). The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. If the Proxy is properly executed and returned, the shares of Preferred Stock represented thereby will be voted in accordance with the instructions thereon at the Annual Meeting. Such Proxy, if given, may be revoked by the stockholder executing it any time prior to its being voted by giving written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and requesting its revocation at the beginning of the Annual Meeting. The only matters which the Company's management intends to present are those set forth in accompanying Notice. Management knows of no other matters that will be presented at the Annual Meeting. Should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to act upon them according to their best judgment.

The close of business on March 29, 1999 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On that day, the issued and outstanding voting securities of the Company consisted of 110,000,000 shares of Common Stock and 4,599,300 shares of Preferred Stock. The Company first sent this Proxy Statement and enclosed Proxy to stockholders entitled to notice and to vote at the Annual Meeting on or about April 14, 1999. Each stockholder has one vote for each share of Common Stock and Preferred Stock held. The holders of a majority of the shares of Common Stock and Preferred Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business.

At the Annual Meeting, two directors are to be elected by a vote of the holders of Preferred Stock (the "Preferred Directors"), voting as a separate class, and three by a vote of the holders of Common Stock and Preferred Stock voting on a combined basis (the "Ordinary Directors"). As noted under "Principal Stockholders", SSCC owns 100% of the outstanding Common Stock, and has sufficient votes, without any additional votes of the holders of the Preferred Stock, to elect the three nominees for Ordinary Director.

Each stockholder is entitled to cumulate his or her votes for the election of Ordinary Directors. Under cumulative voting, each stockholder entitled to vote is entitled to vote as many votes as shall equal the number of shares of Common Stock and Preferred Stock owned multiplied by the number of directors to be elected (three). Each stockholder may cast all of such votes for a single candidate or distribute them among the number of director positions to be filled or among any two or more candidates as such stockholder may see fit. Except as otherwise instructed by a stockholder, each properly executed and returned Proxy that grants authority to vote for one or more of the nominees proposed by the Company named below will authorize the proxies to cumulate all votes for Ordinary Directors that the stockholder is entitled to cast and to allocate such votes among such nominees as such proxies determine, in their sole and absolute discretion. If individuals other than the nominees proposed by the Company named below are nominated for director of the Company, the proxies intend to distribute the number of votes as to which they have discretionary authority with respect to cumulative voting in such manner as will assure the election of all nominees for Ordinary Directors proposed by the Company named below or, if they shall have insufficient votes for such purpose, the election of as many of such nominees as is possible. Holders of Preferred Stock are not entitled to cumulate votes in the election of Preferred Directors.

If a quorum is present at the Annual Meeting, the three candidates for Ordinary Directors and the two candidates for Preferred Directors receiving the greatest number of votes will be elected. Except as otherwise instructed by a stockholder, each properly executed and returned Proxy will be voted FOR the election of the nominees proposed by the Company named below. The enclosed Proxy permits each stockholder to withhold authority to vote for one or more of such nominees, but withholding authority to vote for a director nominee will not prevent such nominee from being elected. In the election of directors, abstentions and broker non-votes will not affect the outcome, except in determining the presence of a quorum and in the sense that such proxies will not count towards the votes required for any nominee's election.

                                ELECTION OF DIRECTORS

Ordinary Directors are to be elected to serve until the next succeeding Annual Meeting of Stockholders or until their successors are elected and qualified. Preferred Directors are to be elected to serve until the earlier of the next succeeding Annual Meeting of Stockholders, their successors are elected and qualified or the date on which all accumulated dividends on the shares of Preferred Stock have been declared and paid or set aside for payment in full. It is intended that the Proxy, if given, and unless otherwise specified thereon, will be voted for the persons proposed by the Company named below. In case any of the named nominees proposed by the Company is not a candidate at the Annual Meeting, an event which management does not anticipate, it is intended that the enclosed Proxy, if given, and unless it is otherwise specified thereon, may be voted for a substitute nominee and will be voted for the other nominees named by the Company.

                   NOMINEES FOR ELECTION AS ORDINARY DIRECTORS

                                                                                 NUMBER OF SHARES
                                                                                BENEFICIALLY OWNED
                                                                                       (a)
                                                                              ----------------------
                                                                   YEAR FIRST                 SSCC
                                                                    ELECTED A   PREFERRED     COMMON
 NAME                               PRINCIPAL OCCUPATION            DIRECTOR      STOCK       STOCK
-------------                -------------------------------       -----------  ---------    --------
 Ray M. Curran..........  President and Chief Executive Officer of    1998          0         90,000
                          the Company and  Smurfit-Stone Container
                          Corporation

 Leslie T. Lederer......  Vice President - Strategic Investment       1999          0        115,012
                          Dispositions of the Company and Smurfit-
                          Stone Container Corporation

 Patrick J. Moore.......  Vice President and Chief Financial          1998          0        336,016
                          Officer of the Company and Smurfit-Stone
                          Container Corporation



                   NOMINEES FOR ELECTION AS PREFERRED DIRECTORS


                                                                                NUMBER OF SHARES
                                                                               BENEFICIALLY OWNED
                                                                                       (a)
                                                                              ----------------------
                                                                 YEAR FIRST                  SSCC
                                                                 ELECTED A     PREFERRED    COMMON
 NAME                               PRINCIPAL OCCUPATION          DIRECTOR       STOCK       STOCK
-----------                 ---------------------------------    ----------   ----------    -------
 David Gale...............  President of Delta Dividend Group,      1999      24,500 (b)        0
                            Inc.

 Mark A. Weissman.........  Manager of Corporate Bond Trading       1999       4,605 (c)        0
                            of Mariner Investment Group, Inc.


(a) All of the shares of Common Stock are owned by SSCC. Each person has sole voting and investment power with respect to the shares listed. Shares are
     shown as of March 1, 1999.   All amounts represent less than one percent of
     the outstanding Preferred Stock and SSCC Common Stock, respectively. Shares shown as beneficially owned include the number of shares of SSCC Common Stock that directors and executive officers have the right to acquire within 60 days after March 1, 1999 pursuant to exercisable options under the stock option plans maintained by the Company and SSCC. Shares of SSCC Common Stock shown include the number of shares held in the Savings Plan maintained by the Company and SSCC as of December 31, 1998, which the executive officers have the right to vote.

(b)  Includes 23,500 shares of Preferred Stock owned by Delta Dividend Group,
     Inc.

(c) Excludes 426,600 shares of Preferred Stock owned by Mariner Investment Partners, an affiliate of Mr. Weissman, as to which beneficial ownership is disclaimed.

                            INFORMATION AS TO DIRECTORS

The following information indicates the principal occupation and employment for the Directors for the last five years, unless otherwise indicated. All Executive Officers of the Company serve in the same capacity for SSCC and certain of its other subsidiaries. Except where noted, the executive officers of Jefferson Smurfit Corporation ("JSC") assumed similar positions with the Company and SSCC at the time of the Merger.


PREFERRED DIRECTORS:

The following individuals were appointed to serve as Preferred Directors as of March 8, 1999 pursuant to the terms of a Memorandum of Understanding setting forth the terms of the settlement of a consolidated class action brought against the Company and SSCC in the Delaware Chancery Court on behalf of all holders of Preferred Stock in connection with the Merger.

     DAVID GALE, born February 22, 1959, has been President of Delta Dividend Group, Inc. since 1992. He also serves as a director of Preferred Income Funds.

     MARK A. WEISSMAN, born February 14, 1961, has been Manager of Corporate Bond Trading of Mariner Investment Group, Inc. since 1996. Prior to that, he was a managing director with Bear, Stearns & Co., Inc. from 1988 to 1994, and was with Cantor Fitzgerald & Co. from 1994 to 1996.



ORDINARY DIRECTORS:

     RAY M. CURRAN, born May 13, 1946, was named to succeed Roger M. Stone as President and Chief Executive Officer of SSCC as of April 1, 1999. He was Executive Vice President and Deputy Chief Executive Officer from November 1998 until March 31, 1999. Prior to that time he was Financial Director of Jefferson Smurfit Group plc ("JS Group") since 1996, and Chief Financial Officer of JS Group from 1992 to 1996. JS Group beneficially owns approximately 33% of the SSCC Common Stock.

     LESLIE T. LEDERER, born July 20, 1948, has been Vice President - Strategic Investment Dispositions of SSCC since November 1998. He was Vice President, Secretary and General Counsel of the Company from 1987 to November 1998.

     PATRICK J. MOORE, born September 7, 1954, was named Vice President and Chief Financial Officer of JSC in October 1996. He was Vice President and General Manager - Industrial Packaging Division of JSC from December 1994 to October 1996. He served as Vice President and Treasurer of JSC from February 1993 to December 1994 and was Treasurer of JSC from October 1990 to February 1993. He joined JSC in 1987 as Assistant Treasurer.

                        BOARD AND BOARD COMMITTEE MEETINGS,
                        COMMITTEE FUNCTIONS AND COMPOSITION

During 1998, the Pre-Merger Board met nine times. As to meetings of the Committees of the Pre-Merger Board, the Audit Committee met one time, the Compensation Committee met three times, and the Nominating Committee and the Finance Committee did not meet. None of the current directors were a member of the Pre-Merger Board or any of its Committees. Following the Merger, the Board of Directors has acted only by written consent without a meeting, and there are currently no Committees of the Board of Directors.


                              CERTAIN TRANSACTIONS

During 1998, the Company paid approximately $233,000 to Decade Films, Inc. for production services related to the Company's BREAKTIME video, an internal employee communication presentation produced quarterly. Lauren Stone, daughter of Roger Stone, is President of Decade Films, Inc.

At December 31, 1998, Sunland Sales Company owed the Company approximately $361,000 as a result of sales made by the Company of kraft paper to Sunland. Avery Stone owns the controlling interest in Sunland and is the brother of Roger Stone.

During 1996 and 1997, the Company made loans to Randolph Read, an executive officer of the Company prior to the Merger, in the aggregate amount of $611,384 in connection with Mr. Read's relocation to Chicago upon his assuming his duties with the Company. The loans had no stated interest rate. Since April 14, 1998, the date of the Company's last proxy statement, the Company forgave approximately $341,000 of the loans made to Mr. Read. In connection with the loan forgiveness, which must be accounted for as income by Mr. Read, the Company paid Mr. Read $250,000 to offset the related tax liability. In connection therewith, the Company purchased Mr. Read's California residence for an amount equal to the outstanding mortgage thereon.

On September 4, 1998 the Company announced that its Canadian subsidiary, Stone Container (Canada) Inc. ("Stone Canada") purchased a 50% partnership interest in MacMillan-Bathurst, Ltd. ("MBI"), a Canadian corrugated box company, from MacMillan Bloedel Inc. for $185 million (Cdn.). Stone Canada, which already owned 50% of MBI, immediately resold the newly acquired 50% interest to a subsidiary of JS Group for the same price.

              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of any class of the company's voting stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the period from January 1, 1998 through March 29, 1999, its executive officers, directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them, except on one occasion there was a failure to file a Form 4, Statement of Changes in Beneficial Ownership, on a timely basis with the SEC by Mr. William Klaisle, an executive officer of the Company prior to the Merger, in connection with a sale of Common Stock.




                                PRINCIPAL STOCKHOLERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 29, 1999, the following person was known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. No stockholder owned beneficially more than 5% of the outstanding Preferred Stock of the Company.


                                                     NUMBER OF
                                                     SHARES OF
                                                    COMMON STOCK   PERCENT OF
                                                    BENEFICIALLY  COMMON STOCK
 NAME AND ADDRESS                                      OWNED       OUTSTANDING
------------------------                           -------------  ------------
 Smurfit-Stone Container Corporation.............   110,000,000      100.0%
 150 North Michigan Avenue
 Chicago, IL  60601-7658

SECURITY OWNERSHIP OF MANAGEMENT


As of March 1, 1999, the directors and executive officers as a group beneficially owned 29,105 shares of Preferred Stock, which represents less than one percent of the issued and outstanding shares of Preferred Stock, and 3,976,051 shares of SSCC Common Stock, which represents 1.8 percent of the issued and outstanding shares of SSCC Common Stock.

                               EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by, as well as the number of shares of SSCC Common Stock underlying options granted to each of the Company's named executive officers during the past three fiscal years.

                              SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                               ------------------------            LONG-TERM
                                                                              COMPENSATION AWARDS
                                                                   OTHER    ----------------------        ALL
                                                                  ANNUAL                SECURITIES       OTHER
                                                                  COMPEN-   RESTRICTED  UNDERLYING      COMPEN-
                                               SALARY    BONUS     SATION      STOCK      OPTIONS        SATION
   NAME AND PRINCIPAL POSITION       YEAR       ($)       ($)        ($)       ($)(a)      (#)(a)        ($)(b)
---------------------------------    -----    --------  ------    -------  ----------    ----------   ----------
 Roger W. Stone (c)                   1998    $850,000   $     0    $  0   $1,897,836      297,000    $    4,000
      Former President and            1997     858,475         0       0            0      283,301             0
      Chief Executive Officer         1996     934,000         0       0            0      276,051             0

 Matthew S. Kaplan (d)                1998     406,667         0       0      204,576      102,564        25,472
      Former Vice President and       1997     331,970         0       0            0       56,033             0
      General Manager - Container     1996     274,000         0       0            0       55,088             0
      Division

 Gordon L. Jones (e)                  1998     269,167         0       0       99,226      143,389        14,151
      Former Vice President and       1997     258,489         0       0            0       23,977             0
      General Manager -               1996     229,639    74,900       0            0       23,790             0
      Containerboard Marketing
      Division

 Leslie T. Lederer                    1998     223,333   106,000       0       84,405       83,339        17,766
      Vice President  - Strategic     1997     205,000    13,800       0       22,714       27,316             0
      Investment Disposition          1996     202,500         0       0       45,324       27,023             0

 John M. Riconosciuto                 1998     194,167    32,550       0       51,325       80,995         6,730
      Vice President and General      1997     164,025    23,950       0       16,422       25,395             0
      Manager - Bag Packaging         1996     150,259         0       0            0       14,856             0
      Division

 Randolph C. Read (f)                 1998     332,396         0       0            0       67,583     2,285,935
      Former Senior Vice President    1997     363,951         0       0            0       55,372             0
                                      1996     419,000         0       0            0       99,000             0

 Harold P. Wright (g)                 1998     299,167         0       0       66,390       67,583        74,582
      Former Senior Vice President    1997     313,171         0       0            0       55,372             0
                                      1996     335,000         0       0            0       59,949             0

(a) All awards of restricted stock and options of the Company were vested at the time of the Merger and were converted into shares or options to acquire shares of SSCC Common Stock, adjusted to reflect the .99 to one exchange ratio set forth in the Merger Agreement.

(b) Amounts shown under All Other Compensation for 1998 include: a $4,000 Company contribution to the Company's Savings Plan for each Named Executive Officer (other than Mr. Riconosciuto); extended insurance benefit for Mr. Kaplan ($21,222), Mr. Jones ($10,151), Mr. Lederer ($13,516), Mr.
     Riconosciuto ($5,376) and Mr. Wright ($53,442); imputed interest on personal loans for Mr. Riconosciuto ($1,354), Mr. Read ($15,201) and Mr. Wright ($16,890); a change in control payment to Mr. Read in the amount of $1,675,534; a payment to Mr. Read of $591,000 related to the forgiveness of his personal loan and the related tax liability thereon; and parking fees paid for Mr. Kaplan ($250), Mr. Lederer ($250), Mr. Read ($200) and Mr. Wright ($250).

(c) Roger W. Stone retired as of March 31, 1999. Ray M. Curran was named to succeed Mr. Stone as President and Chief Executive Officer of SSCC as of April 1, 1999. Upon his retirement, Mr. Stone received a payment of $5,833,747 under his Severance Agreement with the Company.

(d) Matthew S. Kaplan resigned as of March 31, 1999. Peter F. Dages was named to succeed Mr. Kaplan as Vice President and General Manager - Corrugated Container Division of SSCC as of April 1, 1999. Mr. Kaplan received a payment of $2,005,182 under his Severance Agreement with the Company.

(e) Gordon L. Jones resigned as of April 15, 1999. Mr. Jones will receive a payment of $1,261,111 under his Severance Agreement with the Company.

(f) Randolph C. Read resigned as of November 18, 1998. Mr. Read received a payment of $1,675,534 under his Severance Agreement with the Company.

(g) Harold P. Wright is now employed by the Company pursuant to the terms of an employment agreement in a non-executive capacity. See "Employment Contracts and Severance Arrangements".

OPTIONS GRANTS IN THE LAST FISCAL YEAR --The following table provides information with respect to option grants made during 1998 to each of the executives named in the Summary Compensation Table. All options are exercisable for SSCC Common Stock.


                                OPTION GRANTS IN 1998


                                              % OF TOTAL
                                  NUMBER OF     OPTIONS
                                 SECURITIES   GRANTED TO   EXERCISE                  POTENTIAL REALIZABLE VALUE OF
                                 UNDERLYING    EMPLOYEES    PRICE                    STOCK PRICE APPRECIATION FOR
                                   OPTIONS     IN FISCAL    ($ PER    EXPIRATION         OPTION TERMS ($)(c)
 NAME                            GRANTED(a)    YEAR (b)     SHARE)       DATE            5%              10%
-----------------------------    ----------   -----------  -------    ----------     ----------      -----------
 Roger W. Stone...............     297,000       18.5%      $11.87      1/19/08      $2,217,099       $5,618,564
 Matthew S Kaplan.............     102,564        6.4%       11.87      1/19/08         765,638        1,940,277
 Gordon L. Jones..............      68,389        4.3%       11.87      1/19/08         510,522        1,293,764
 Leslie T. Lederer............      33,339        2.1%       11.87      1/19/08         248,875          630,698
 Leslie T. Lederer............      50,000        1.0%       12.81     12/29/08         402,886        1,020,991
 John M. Riconosciuto.........      30,995        1.9%       11.87      1/19/08         231,377          586,355
 John M. Riconosciuto.........      50,000        1.0%       12.81     12/29/08         402,886        1,020,991
 Randolph C. Read.............      67,583        4.2%       11.87      1/19/08         504,506        1,278,516
 Harold P. Wright.............      67,583        4.2%       11.87      1/19/08         544,564        1,380,033

___________
(a) Reflects options granted prior to the Merger and, for Mr. Lederer and Mr. Riconosciuto, options to acquire SSCC Common Stock granted subsequent to the Merger. The options granted prior to the Merger were initially exercisable for shares of common stock of the Company and which, pursuant to the Merger, were converted into options to acquire that number of shares of SSCC Common Stock determined by multiplying the number of shares of common stock of the Company subject to such options by 0.99 at an exercise price equal to the exercise price in effect immediately prior to the Merger divided by 0.99.

(b) Reflects percentage of total options granted to employees in 1998 under each of Stone's and SSCC's option plans, as applicable.

(c) The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the SSCC Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

As of December 31, 1998, there were approximately 36,500,000 shares of SSCC Common Stock reserved for issuance under the stock incentive plans of SSCC and the Company, including approximately 4,500,000 shares available for future grants.

OPTION EXERCISES AND YEAR-END VALUE TABLE --The following table provides information with respect to the number of securities underlying unexercised options held at the end of 1998 by the executives named in the Summary Compensation Table. All options are exercisable for SSCC Common Stock.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                             AND YEAR END OPTION VALUE


                                                                   NUMBER OF
                                SHARES                        SECURITIES UNDERLYING                VALUE OF UNEXERCISED
                               ACQUIRED                      UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                  ON         VALUE            JANUARY 1, 1999 (#)(a)               JANUARY 1, 1999 ($)(b)
                               EXERCISE     REALIZED       ------------------------------      ------------------------------
 NAME                             (#)         ($)          EXERCISABLE /   UNEXERCISABLE      EXERCISABLE /    UNEXERCISABLE
-----------------------------  ---------    --------       ------------    -------------      ------------     --------------
 Roger W. Stone.............       0           0            1,056,035  /         0              $2,280,351 /     $      0
 Matthew S. Kaplan..........       0           0              254,591  /         0                 624,914 /            0
 Gordon L. Jones............       0           0              134,189  /         0                 364,502 /            0
 Leslie T. Lederer..........       0           0              107,181  /    50,000                 239,345 /      150,000
 John M. Riconosciuto.......       0           0               81,867  /    50,000                 198,877 /      150,000
 Randolph C. Read...........       0           0              221,956  /         0                 587,005 /            0
 Harold P. Wright...........       0           0              193,597  /         0                 497,090 /            0

(a) Reflects options that initially were exercisable for shares of common stock of the Company and which, pursuant to the Merger, were converted into options to acquire that number of shares of SSCC Common Stock determined by multiplying the number of shares of common stock of the Company subject to such options by 0.99 at an exercise price equal to the exercise price in effect immediately prior to the Merger divided by 0.99.

(b) The closing market value of the SSCC Common Stock on December 31, 1998 was $15.81 per share. On that date, the exercise prices per share for outstanding options held by the named executive officers ranged from $11.87 to $29.29.

PENSION PLAN

The Stone Container Corporation Salaried Employees Retirement Plan (the "Retirement Plan") provides for the payment of a monthly pension to retiring salaried employees equal to the larger of (a) 1.67% of his or her average monthly compensation based on the highest 60 consecutive months compensation (within the last 180 months) for each year of service to a maximum of 30 years of service, reduced by 3/4 of 1% of the employee's covered compensation under social security or (b) 1% of such average monthly compensation (not greater than $900) for each year of service. This benefit is then reduced, if applicable, by the monthly retirement income that could be provided on an actuarial equivalent basis from the employee's participation in certain previously sponsored retirement plans of the Company. Employees become vested for retirement income benefits after completion of 5 years of service or, if earlier, upon reaching age 65. The payment or accrual in respect of any specified person is not and cannot readily be separately or individually calculated by the actuaries for this defined benefit plan. The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications.

                  ILLUSTRATIVE PROJECTED ANNUAL RETIREMENT BENEFIT
         FOR SELECTED REMUNERATION AND YEARS OF SERVICE CLASSIFICATIONS(a)

                                     YEARS OF SERVICE AT RETIREMENT
                             -------------------------------------------------
      REMUNERATION (b)        15         20         25         30        35
      ----------------       -------   --------   --------    ------- ---------
      $    100,000           $25,050    $33,400    $41,750    $50,100  $50,100
           150,000            37,575     50,100     62,625     75,150   75,150
           200,000            50,100     66,800     83,500    100,200  100,200
           250,000            62,625     83,500    104,375    125,250  125,250
           300,000            75,150    100,200    125,250    150,300  150,300
           400,000           100,200    133,600    167,000    200,400  200,400
           600,000           150,300    200,400    250,500    300,600  300,600
           800,000           200,400    267,200    334,000    400,800  400,800
         1,000,000           250,500    334,000    417,500    501,000  501,000

(a) Benefit shown would be reduced by 3/4 of 1% of the retiree's covered compensation under social security while employed by the Company, as defined in the Retirement Plan, and would be limited to the extent required by the provisions of the Internal Revenue Code of 1986. Under federal law, an employee's benefits under a qualified pension plan such as the Retirement Plan are limited to certain maximum amounts. The Company maintains the Stone Container Corporation Excess Benefit Plan, which supplements the benefits of any participant in the qualified pension plan by direct payment of a lump sum or by an annuity, on an unfunded basis, of the amount by which any participant's benefits under the pension plan are limited by law. The table illustrates the amount of annual pension without regard to such limitations for an employee retiring in 1998 calculated on a single life annuity basis.

(b) In estimating the annual benefit, it is assumed that the five year average monthly compensation is equal to 1998 earnings.

The compensation covered by the Retirement Plan includes salary and any bonus earned. The years of service as of January 1, 1999 for the executive officers named in the Summary Compensation Table are: 42 for Mr. Stone; 29 for
Mr. Wright; 3 for Mr. Read; 20 for Mr. Kaplan; 15 for Mr. Jones; 21 for
Mr. Lederer; and 17 for Mr. Riconosciuto.

                              COMPENSATION OF DIRECTORS

In 1998, non-employee directors received an annual retainer of $30,000 payable $20,000 in cash and $10,000 in Common Stock of the Company valued at the date of the Annual Meeting of Stockholders. In addition, the Chairmen of the various committees of the Board of Directors received an additional $3,000 per year retainer. The directors received a meeting fee for attendance at Board Meetings or Committee Meetings of $1,500 per meeting. Under the Company's unfunded deferred director fee plan, a director could elect to defer payment of his director's fees to the year following the director's retirement from the Board of Directors, plus earnings on the deferred amounts under various options. In addition, the Company maintained a policy pursuant to which it appointed a director with five or more years of service as a consultant to the Company for a number of years equal to the number of years the director served on the Board and paid an annual consulting fee equal to the director's retainer in effect at the date of such director's retirement. Following the Merger, non-employee directors are paid an annual retainer of $5,000, which in the case of Preferred Directors is prorated for any partial year during which they serve on the Board of Directors.

                  EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

The Company has entered into Severance Agreements for corporate and divisional officers providing for lump sum payment of salary and bonus (based upon the average bonus for the last three calendar years) plus the payment of certain fringe benefits, in the event of termination of employment of the executive by the Company without cause or by the executive for good reason (as defined in the Agreement) after a change in control (as defined in the Agreement) which occurred as a result of the Merger. The Company has entered into such Agreements with each of the individuals named in the Summary Compensation Table. The benefits received by Messrs. Stone and Kaplan upon their resignation as of March 31, 1999 and by Mr. Read upon his resignation in December, 1998 are shown in the footnotes to the Summary Compensation Table. The other individuals named in the Summary Compensation Table (other than Mr. Wright) would receive benefits under their Agreements equal to approximately two times salary and bonus. SSCC has entered into an Employment Agreement with Mr. Wright dated November 18, 1998, which has a term through April 30, 2000, and contains provisions similar to those provided in the Severance Agreements for the other individuals named in the Summary Compensation Table, with benefits equal to three times salary and bonus.

The Company entered into consulting agreements in 1974 with each of Messrs. Jerome H. Stone, Marvin N. Stone (deceased) and Norman H. Stone (deceased), under which each serves or was to serve as a consultant to the Company for a fee of $80,000 per annum during his lifetime and, should he die leaving a widow, $40,000 per annum to such widow during her lifetime. Mr. Norman H. Stone died in 1985 and Marvin N. Stone died in 1999, and their respective widows receive the specified payments. The consulting fees are in addition to the retirement benefits previously noted.

                         COMPENSATION COMMITTEE INTERLOCKS
                             AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Pre-Merger Board was an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the Compensation Committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee of the Pre-Merger Board, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Compensation Committee of the Pre-Merger Board, or (iii) the Compensation Committee of another entity in which one of the executive officers of such entity served as a member of the Pre-Merger Board.

  REPORT OF THE PRE-MERGER COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Pre-Merger Board, which consisted of Richard
A. Giesen, as Chairman, William F. Aldinger, Dionisio Garza, and Jack
M. Greenberg, previously provided the following Board Compensation Committee Report on Executive Compensation prior to the Merger.

COMPENSATION POLICY

Prior to the Merger, under the direction of the Compensation Committee of the Board of Directors, the Company's executive compensation program was based upon a "pay for performance" philosophy and was designed to attract and retain highly qualified, key executives by offering competitive base compensation supplemented with performance-based incentives linked to corporate performance factors and position within the Company. The Company designed and administered executive compensation programs so that compensation was linked to Company performance and so that the interests of executives were aligned with the interests of stockholders. This philosophy was articulated in the following guiding principles of the Company's compensation programs:

- A significant percentage of compensation was determined by the Company's annual and long-term financial performance, including the creation of stockholder value.

- Compensation programs were designed to encourage and balance the attainment of short-term operational goals and long-term strategic goals.

- Total compensation was targeted at competitive levels to allow the Company to attract, retain and motivate highly qualified employees; however, a greater percentage of compensation was performance-based and variable (versus fixed compensation) than competitive practices might suggest.

- Compensation programs were designed to encourage stock ownership by executives. In 1996, the Company instituted a program which required key employees to maintain prescribed minimum stock ownership based on the level of the key employee by the year 2001, which is no longer effective as a result of the Merger.

There were three elements to the Company's compensation program, each consistent with its compensation philosophy: annual base salary, annual cash bonus incentives and long-term incentives. Both the annual and the longer term incentives were directed toward specific financial measures, including earnings growth and total return to stockholders, with each of the targets calling for progressively excellent results. The total compensation package was designed to be competitive with compensation programs offered to comparable executive officers in a hybrid model group consisting of a pool of executive officers who are currently employed in similar positions in comparable paper companies and with other companies with sales in excess of $1 billion (the "Peer Group"). The Company believed that its total compensation practices would have been competitive if the Company performed within the targets established by the Company both on the basis of short-term and long-term goals. In 1998, the Company did not achieve either its short-term or long-term goals.

BASE SALARIES

All executive officer base salaries were reviewed and adjustments, if any, were approved annually by the Compensation Committee. The Company's executive officers' base salaries were targeted to be in the 50th percentile of the average base salaries of similarly situated executive officers within the Peer Group, and a salary range was established for each position with the midpoint of the range being set at such 50th percentile level. Any adjustment in an executive officer's base salary was made each year based upon an evaluation of individual performance subject to corporate salary budget guidelines and the relationship of current salary level to the midpoint of the applicable salary range. Although competitive practices were viewed as important, the Company and the Compensation Committee concurred in the view that the more important considerations in setting annual compensation were individual merit and the Company's financial performance.

SHORT-TERM INCENTIVE AWARDS

The short-term incentive award component of the Company's executive compensation program was based on the Company's consolidated operating division profits and the Company's consolidated net income for the fiscal year just completed. The program provided for the payment of cash incentive awards to participants to the extent that actual consolidated operating division profits or operating division profits, as applicable, and the Company's consolidated net income met or exceeded certain target levels. Early in the calendar year, the Committee established targeted consolidated operating division profit at four distinct levels which trigger incentive payouts. The target levels for operating division executives were established based upon budgeted consolidated operating division profits for the fiscal year. For staff executives, the target levels were based upon consolidated net income. To the extent that the Company attained a targeted performance level, each participant was entitled to receive a cash incentive award. Such cash awards were based upon the performance level attained and each participant's level of responsibility within the Company, ranging from 40% to 100% of the participant's base salary multiplied by the incentive payout percentage established for the targeted performance level attained. The four levels of targeted profit were competent, commendable, excellent, and distinguished. A participant earned anywhere from 0% to 100% depending on the target level attained. In the event, however, that the Company did not have positive consolidated net income for the relevant year executive officers would not receive bonuses. None of the other executive officers prior to the Merger earned a short-term incentive award for 1998.

EQUITY-BASED COMPENSATION

An important consideration in the design of the Company's compensation program was the use of equity-based compensation to encourage stock ownership by management. Equity-based compensation of executive officers was determined by the Compensation Committee of the Pre-Merger Board. In 1998, 50 individuals were eligible to receive grants of stock options under the 1995 Long-Term Incentive Plan (the "1995 Plan").

In January 1998, options were granted under the 1995 Plan at an exercise price equal to fair market value of the Company's Common Stock on the close of business on the date of the grant and vested over a period of five years after the date of grant of the option, subject to earlier termination of the option upon voluntary termination of employment or termination of employment for cause and subject to automatic acceleration of vesting upon death, disability or retirement of the optionee or a change in control of the Company. All options granted under the 1995 Plan expire ten years from the date of grant, unless previously terminated or unless a shorter term is provided in the option agreement. Executives were granted options to correlate the amount of long-term incentive compensation to be received to the performance of the Company following the date of grant. Options granted to each executive were granted based upon the executive's "job value" at the 75th percentile, multiplied by such executive's "opportunity percentage" divided by the present value of the stock price of the Company on the grant date. All options issued were non-qualified options.

During 1998, recommendations for grants of options to individual executive officers were made based upon a market analysis of grants made to officers at similar levels of responsibility by other companies, and also in comparison to certain other companies in the paper industry with comparable product lines. The Compensation Committee, as administrator of the 1995 Plan, determined stock option awards for executive officers of the Company based on a comparison of what officers in comparable positions at other companies receive in terms of the face value of the options at the time of grant, expressed as an annualized award size as a multiple of base salary. The value of the options would increase as the price of the Company's Common Stock increased, which while not assured, was intended to have a correlative relationship to the Company's long-term performance.

The Compensation Committee awarded options to executive officers under the 1995 Plan in accordance with the goals of the 1995 Plan, and upon a review of each officer's individual performance goals, achievements, and long-term potential to the Company. During fiscal year 1998, grants were awarded under the 1995 Plan to 50 employees, including each of the officers named in the Summary Compensation Table. Roger W. Stone received 300,000 options to purchase shares under the 1995 Plan in 1998, based upon a 100% opportunity percentage.

As often as seemed appropriate, but at least annually, the Compensation Committee studied the Company's executive compensation programs to judge their consistency with the Company's compensation philosophy, their support of the Company's strategic and financial objectives and their market competitiveness. The Company's performance targets were changed from time to time so as to maintain the most effective relationship between performance and compensation.

The limitation on the tax deductibility of executive compensation in excess of $1 million under the Omnibus Budget Reconciliation Act of 1993 might have impacted the Company. The Company received stockholder approval of the 1995 Long-Term Incentive Plan and the 1995 Key Executive Short-Term Incentive Plan and the Company believes that these plans provide qualified performance-based compensation. Accordingly, compensation in excess of $1 million paid under these plans would be deductible.

                         COMPENSATION COMMITTEE
                         Richard A. Giesen, Chairman
                         William F. Aldinger
                         Dionisio Garza
                         Jack Greenberg


Following the Merger, the salary and benefits of the Chief Executive Officer of the Company and certain other executives will be determined by the Compensation Committee of the SSCC Board of Directors.

                                 INDEPENDENT AUDITORS

Effective November 18, 1998, and in connection with the consummation of the Merger, the Company dismissed PricewaterhouseCoopers LLP
("PricewaterhouseCoopers") as its independent accountants.

The reports of PricewaterhouseCoopers on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and through November 18, 1998, there have been no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make reference thereto in their report on the financial statements for such years.

Effective November 18, 1998, the Board of Directors appointed Ernst & Young LLP as the Company's independent accountants for the year ended December 31, 1998. Ernst & Young has also been selected by the Board of Directors to serve as the Company's independent accountants for the year ending December 31, 1999. Ernst & Young LLP has advised the Company that neither it, nor any of its partners, has or has had any direct or indirect financial interest in the Company or any of its subsidiaries. Ernst & Young LLP also serves as the independent accountants of SSCC. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders.
Such representative may make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                               DISCRETIONARY AUTHORITY

While the notice of the Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, management is not aware of any matters to be presented for action by the stockholders at the meeting other than as set forth in this Proxy Statement. The enclosed Proxy gives discretionary authority, however, in the event that any additional matters should be presented.


                                    OTHER MATTERS

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, D.F. King &
Co., Inc., 77 Water Street, New York, NY 10005 has been engaged to solicit proxies for the Company. The anticipated fees of D.F. King & Co., Inc. are approximately $3,500, plus certain expenses.

Stockholders are referred to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which has been mailed to stockholders, for financial and other information about the activities of the Company for such fiscal year. The Annual Report is not to be deemed incorporated in the Proxy Statement nor is it to be deemed a part of the proxy solicitation material.


      STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

Under the rules of the SEC, in order to be considered for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the offices of the Company at 150 N. Michigan Avenue, Chicago, IL 60601-7568 no later than the close of business on December 16, 1999 as well as meet other SEC requirements.

                              By order of the Board of Directors.



                              Stone Container Corporation
                              Craig A. Hunt, Secretary

Chicago, Illinois, April 14, 1999

PREFERRED STOCKHOLDERS
PROXY


                         STONE CONTAINER CORPORATION
                         ANNUAL MEETING MAY 17, 1999

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned stockholder of Stone Container Corporation, a Delaware corporation (the "Company"), appoints CRAIG A. HUNT and PATRICK J. MOORE, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's Headquarters Office, 150 North Michigan Avenue, Chicago, IL, on May 17, 1999 at 10:00 a.m. (C.S.T.) and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as indicated on the reverse hereof.

(NOTE: If authority is granted to vote for one or more nominees for Ordinary Director, unless otherwise specified below, this proxy will authorize the Proxies to cumulate all votes represented hereby and to allocate such votes among such nominees as the Proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected. To specify a different manner of cumulative voting, write "Cumulate For", the name(s) of the nominee(s) for Ordinary Director(s) and the number of votes in the space indicated on the reverse hereof. See "Voting and Proxy" in the accompanying proxy statement for further information.)

        (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


                              FOLD AND DETACH HERE

1.  ELECTION OF ORDINARY DIRECTORS:                          Please mark
                                                             your votes as /X/
                                                             indicated in this
                                                             example

          FOR all                               WITHHOLD
   nominees listed below                        AUTHORITY
   (except as marked to                       to vote for all
     the contrary below)                    nominees listed below

        /   /                                      /    /

Ray M. Curran, Leslie T. Lederer and Patrick J. Moore

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below. To cumulate votes for a particular nominee, see instructions on the reverse hereof.

-----------------------------------------------------------------------------

2.  ELECTION OF PREFERRED DIRECTORS:

         FOR all                                 WITHHOLD
   nominees listed below                        AUTHORITY
   (except as marked to                       to vote for all
     the contrary below)                    nominees listed below

        /   /                                      /    /

David Gale and Mark A. Weissman

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.


       (YOU ARE REQUESTED TO COMPLETE, SIGN, AND RETURN THIS PROXY PROMPTLY)

-----------------------------------------------------------------------------
                                           FOLD AND DETACH HERE


-----------------------------------------------------------------------------

                              On any other matter that may properly be submitted to a vote of stockholders.

                              This proxy will be voted "FOR" Items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management. Please date, sign and mail this proxy in the enclosed envelope.
                              No postage is required.

                              Dated ___________________________________, 1999

                              _______________________________________________

                              _______________________________________________

                              Please sign name or names exactly as appearing on this proxy. If signing as a representative, please include capacity.

-----------------------------------------------------------------------------